Exhibit 99.1

PRESS RELEASE

Beverly Hills Bancorp Inc.

23901 Calabasas Road, Ste. 1050

Calabasas, CA 91302

Contact Information:	Larry B. Faigin Chief Executive Officer Beverly Hills Bancorp Inc. 818.223.5474 800.515.1616 ext. 5474

Beverly Hills Bancorp Inc. Discusses SEC Deregistration

CALABASAS, CA – (BUSINESS WIRE) – January 29, 2009 – Beverly Hills Bancorp Inc. (NASDAQ-NNM: BHBC) (the “Company”) has received a number of inquiries raised by the Company’s decision to delist its shares from the NASDAQ stock market and deregister as a reporting company.

This decision has been under consideration for a period of time, and the continued depressed stock price and low trading volume merely determined a course of action that the Company believes is in the best interest of the Company and its shareholders.

Being relieved of the time, effort and expense of being a reporting company, it is anticipated that the Company will be able to significantly reduce its accounting, insurance, legal and other expenses.

The Company plans to continue to make certain financial information about it and its principal subsidiary, First Bank of Beverly Hills, available on its web site. In addition, certain financial information regarding the Bank will also be available on the Federal Deposit Insurance Corporation’s (FDIC’s) web site.

Following deregistration, trading in the Company’s common stock can occur through the “Pink Sheets” electronic quotation system. In addition, in the future, brokers may apply to make quotations for the common stock on the OTC Bulletin Board, another electronic quotation system.

Beverly Hills Bancorp Inc. is a financial holding company that conducts banking operations through its wholly owned subsidiary, First Bank of Beverly Hills, with a branch office located in Calabasas, California.

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This release contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations and projections about the Company and management’s beliefs and assumptions. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors. Readers of this release are cautioned not to place undue reliance on these forward-looking statements.